                                                                     Exhibit 1.1

                               DAIMLERCHRYSLER AG

                                     SATZUNG


I.       ALLGEMEINE BESTIMMUNGEN

PARAGRAPH 1 FIRMA, SITZ

Die unter der Firma DaimlerChrysler AG bestehende Aktiengesellschaft hat ihren Sitz in Stuttgart.

PARAGRAPH 2 GEGENSTAND

(1) Gegenstand des Unternehmens ist die unmittelbare oder mittelbare Taetigkeit auf dem Gebiet der Entwicklung, der Herstellung und des Vertriebs von Erzeugnissen und der Erbringung von Dienstleistungen, insbesondere in folgenden Geschaeftszweigen:

         -        Landfahrzeuge,
         - Wasser-, Luft- und Raumfahrzeuge sowie sonstige Erzeugnisse der Verkehrs-, Luftfahrt-, Raumfahrt- und Meerestechnik,
         -        Motoren und andere technische Antriebe,
         - Anlagen, Maschinen und Geraete fuer die Erzeugung, Uebertragung und Nutzung von Energie,
         -        elektrische und elektronische Geraete, Anlagen und Systeme,
         -        Kommunikations- und Informationstechnik, Unternehmensberatung,
         - Finanzdienstleistungen, Versicherungsvermittlungen, Media- und Messeaktivitaeten und
         -        Verwaltung und Entwicklung von Immobilien.

(2) Die Gesellschaft ist zu allen Handlungen und Massnahmen berechtigt, die der Erreichung des Gesellschaftszwecks dienen.

(3) Die Gesellschaft kann Zweigniederlassungen im In- und Ausland errichten sowie sich an anderen Unternehmen beteiligen. Die Gesellschaft kann Unternehmen erwerben oder sie veraeussern, sie unter einheitlicher Leitung zusammenfassen und Unternehmensvertraege mit ihnen schliessen oder sich auf die Verwaltung der Beteiligung beschraenken. Sie ist berechtigt, ihren Betrieb ganz oder teilweise in Beteiligungsunternehmen auszugliedern.

(4) Die Gesellschaft darf genehmigungsbeduerftige Finanzdienstleistungen sowie Bank- und Immobiliengeschaefte nicht unmittelbar selbst taetigen.


II.      GRUNDKAPITAL UND AKTIEN

PARAGRAPH 3 GRUNDKAPITAL

(1) Das Grundkapital der Gesellschaft betraegt EURO 2.560.890.312,55. Es ist eingeteilt in 1.001.733.220 auf den Namen lautende Stueckaktien.

(2)      Der Vorstand ist ermaechtigt, das Grundkapital in der Zeit bis zum
         30. April 2003 mit Zustimmung des Aufsichtsrats einmalig oder in Teilbetraegen um insgesamt bis zu EURO 255.645.940,60 (genehmigtes Kapital I) durch Ausgabe neuer auf den Namen lautender Stueckaktien gegen Bareinlagen zu erhoehen. Dabei ist den Aktionaeren ein Bezugsrecht einzuraeumen. Das Bezugsrecht der Aktionaere kann ausgeschlossen werden, soweit Spitzenbetraege auszugleichen sind. Das Bezugsrecht der Aktionaere kann ferner ausgeschlossen werden, soweit es erforderlich ist, um Inhabern von Optionsscheinen bzw. Inhabern von Wandelschuldverschreibungen, die von der Daimler-Benz Aktiengesellschaft oder ihren Tochtergesellschaften ausgegeben wurden oder zukuenftig von der DaimlerChrysler AG oder deren Tochtergesellschaften ausgegeben werden, ein Bezugsrecht auf neue Aktien in dem Umfang zu gewaehren, wie es ihnen nach Ausuebung der Options- oder Wandlungsrechte bzw. nach Erfuellung von Wandlungspflichten zustuende. Das Bezugsrecht kann schliesslich ausgeschlossen werden, soweit der auf die neuen Aktien entfallende Anteil am Grundkapital weder insgesamt zehn vom Hundert des zum Zeitpunkt der Eintragung dieses genehmigten Kapitals bestehenden Grundkapitals noch insgesamt zehn vom Hundert des im Zeitpunkt der Ausgabe der neuen Aktien bestehenden Grundkapitals uebersteigt und der Ausgabebetrag der neuen Aktien den Boersenpreis nicht wesentlich im Sinne der Paragraphen 203 Abs. 1 und 2, 186 Abs. 3 Satz 4 AktG unterschreitet.

(3) Der Vorstand ist ermaechtigt, das Grundkapital in der Zeit bis zum 30. April 2003 mit Zustimmung des Aufsichtsrats einmalig oder in Teilbetraegen um insgesamt bis zu EURO 25.564.594,06 (genehmigtes Kapital II) durch Ausgabe neuer auf den Namen lautender Stueckaktien gegen Bareinlagen zum Zwecke der Ausgabe von Belegschaftsaktien zu erhoehen. Dabei ist das Bezugsrecht der Aktionaere ausgeschlossen. Ueber den weiteren Inhalt der Aktienausgabe entscheidet der Vorstand mit Zustimmung des Aufsichtsrats.

(4) Das Grundkapital ist um bis zu EURO 102.258.376,24, eingeteilt in bis zu 40.000.000 Stueck auf Namen lautende Stueckaktien mit einem auf diese Aktien entfallenden anteiligen Betrag des Grundkapitals von je EURO 2,56 (gerundet), bedingt erhoeht (bedingtes Kapital I). Die bedingte Kapitalerhoehung wird nur insoweit durchgefuehrt, wie die Inhaber von Options-und Wandlungsrechten, die den von der DaimlerChrysler AG oder deren 100%-igen unmittelbaren oder mittelbaren Beteiligungsgesellschaften bis zum 30. April 2003 auszugebenden bzw. zu garantierenden Options- oder Wandelanleihen beigefuegt sind, von ihren Options- bzw. Wandlungsrechten Gebrauch machen oder wie die zur Wandlung verpflichteten Inhaber der von der DaimlerChrysler AG oder deren 100%-igen unmittelbaren oder mittelbaren Beteiligungsgesellschaften bis zum 30. April 2003 auszugebenden bzw. zu garantierenden Wandelschuldverschreibungen ihre Pflicht zur Wandlung erfuellen. Die neuen Aktien nehmen vom Beginn des Geschaeftsjahres an, in dem sie durch Ausuebung von Options-und/oder Wandlungsrechten oder durch Erfuellung von Wandlungspflichten entstehen, am Gewinn teil.

(5)      Der Vorstand ist ermaechtigt, das Grundkapital in der Zeit bis zum
         31. Dezember 1999 mit Zustimmung des Aufsichtsrats einmalig oder in Teilbetraegen um insgesamt bis zu EURO 76.693.782,18 durch Ausgabe neuer auf den Namen lautender Stueckaktien gegen Sacheinlagen zu erhoehen (genehmigtes Kapital III). Die Aktien sind jeweils fuer den auf die einzelne Stueckaktie entfallenden anteiligen Betrag des Grundkapitals auszugeben, also fuer jeweils EURO 2,56 (gerundet). Die neuen Aktien nehmen vom Beginn des am 31. Dezember 1998 endenden ersten Geschaeftsjahres am Gewinn teil; falls die Aktien erst nach der ordentlichen Hauptversammlung der Gesellschaft im Jahr 1999 ausgegeben werden, nehmen sie erst vom Beginn des Geschaeftsjahres 1999 an am Gewinn teil.

         Zur Zeichnung der neuen Aktien sind ausschliesslich Aktionaere der Daimler-Benz Aktiengesellschaft oder fuer Aktionaere der Daimler-Benz Aktiengesellschaft handelnde Treuhaender zuzulassen. Dabei ist das Bezugsrecht der Aktionaere ausgeschlossen.

         Als Gegenleistung fuer die von ihnen gezeichneten Aktien haben die Aktionaere der Daimler-Benz Aktiengesellschaft auf den Inhaber lautende Stueckaktien der Daimler-Benz Aktiengesellschaft an die Gesellschaft zu uebertragen. Fuer jede Stueckaktie der Daimler-Benz Aktiengesellschaft mit einem auf sie entfallenden anteiligen Betrag des Grundkapitals von EURO 2,56 (gerundet) erhaelt der Aktionaer der Daimler-Benz Aktiengesellschaft oder der Treuhaender je 1,005 Stueckaktie der Gesellschaft.

         Ueber den weiteren Inhalt der Aktienausgabe entscheidet der Vorstand mit Zustimmung des Aufsichtsrats.

(6) Das Grundkapital ist weiter um bis zu EURO 43.715.455,84, eingeteilt in bis zu 17.100.000 Stueck auf Namen lautende Stueckaktien mit einem auf diese Aktien entfallenden anteiligen Betrag des Grundkapitals von je EURO 2,56 (gerundet), bedingt erhoeht (bedingtes Kapital II). Diese bedingte Kapitalerhoehung erfolgt zur Durchfuehrung der Verschmelzung mit der Daimler-Benz Aktiengesellschaft.

         Sie wird nur insoweit durchgefuehrt, als aufgrund der Ausuebung von Optionsrechten zum Bezug von Aktien der Daimler-Benz Aktiengesellschaft aus der 4-1/8 %-DM-Optionsanleihe von 1996/2003 der Daimler-Benz Capital (Luxemburg) AG ("DM-Optionsanleihe 1996/2003") und der Ausuebung von Wandlungsrechten und -pflichten zum Bezug von Aktien der Daimler-Benz Aktiengesellschaft aus den nachrangigen 5-3/4%-DM-Inhaber-Teilschuldverschreibungen mit
         Pflichtwandlung von 1997/2002 der Daimler-Benz Aktiengesellschaft

         ("DM-Pflichtwandelanleihe 1997/2002") in der Zeit vom 1. Juli 1998 bis zum Wirksamwerden der Verschmelzung neue Stueckaktien der Daimler-Benz Aktiengesellschaft ausgegeben werden, die nicht vor Wirksamwerden der Verschmelzung in Aktien der Gesellschaft umgetauscht werden, und deshalb ueber die durch die unbedingte Kapitalerhoehung zur Durchfuehrung der Verschmelzung mit der Daimler-Benz Aktiengesellschaft geschaffenen Stueckaktien hinaus weitere Stueckaktien der Gesellschaft benoetigt werden, um alle bei Wirksamwerden der Verschmelzung vorhandenen Aktien aussenstehender Aktionaere der Daimler-Benz Aktiengesellschaft in Stueckaktien der Gesellschaft umzutauschen.

         Die neuen Aktien aus dem bedingten Kapital II nehmen, soweit sie fuer Aktien der Daimler-Benz Aktiengesellschaft aus der DM-Optionsanleihe 1996/2003 gewaehrt werden, vom Beginn des Geschaeftsjahres an am Gewinn teil, in das der Ausuebungstag faellt, soweit sie fuer Aktien der Daimler-Benz Aktiengesellschaft aus der DM-Pflichtwandelanleihe 1997/2002 gewaehrt werden, vom Beginn des Geschaeftsjahres an, in dem diese Aktien der Daimler-Benz Aktiengesellschaft ausgegeben werden.

         Falls die Verschmelzung mit der Daimler-Benz Aktiengesellschaft erst nach der ordentlichen Hauptversammlung der Daimler-Benz Aktiengesellschaft im Jahr 1999 in das fuer die Gesellschaft zustaendige Handelsregister eingetragen wird, sind die neuen Aktien abweichend von der vorstehenden Regelung erst ab dem 1. Januar 1999 gewinnberechtigt. Bei einer weiteren Verzoegerung der Eintragung ueber die ordentliche Hauptversammlung des Folgejahres hinaus verschiebt sich der Beginn der Gewinnberechtigung entsprechend der vorstehenden Regelung jeweils um ein Jahr.

(7) Das Grundkapital ist weiter um bis zu EURO 40.034.154,30, eingeteilt in bis zu 15.660.000 Stueck auf Namen lautende Stueckaktien mit einem auf diese Aktien entfallenden anteiligen Betrag des Grundkapitals von je EURO 2,56 (gerundet), bedingt erhoeht (bedingtes Kapital III). Diese bedingte Kapitalerhoehung erfolgt zur Durchfuehrung der Verschmelzung mit der Daimler-Benz Aktiengesellschaft. Sie wird nur insoweit durchgefuehrt, als Inhabern der Wandelschuldverschreibungen aus der 5,9 %-DM-Wandelanleihe von 1996/2006 der Daimler-Benz Aktiengesellschaft, aus der 5,3 %-DM-Wandelanleihe von 1997/2007 der Daimler-Benz Aktiengesellschaft und der 4,4 % Wandelanleihe von 1998/2008 der Daimler-Benz Aktiengesellschaft Wandlungsrechte zum Bezug von Aktien der Daimler-Benz Aktiengesellschaft zustehen und aufgrund der Ausuebung dieser Wandlungsrechte in der Zeit vom 1. Juli 1998 bis zum Wirksamwerden der Verschmelzung neue Stueckaktien der Daimler-Benz Aktiengesellschaft ausgegeben werden, die nicht vor Wirksamwerden der Verschmelzung in Aktien der Gesellschaft umgetauscht werden, und deshalb ueber die durch die unbedingte Kapitalerhoehung zur Durchfuehrung der Verschmelzung mit der Daimler-Benz Aktiengesellschaft geschaffenen Stueckaktien hinaus weitere Stueckaktien der Gesellschaft benoetigt werden, um alle bei Wirksamwerden der Verschmelzung vorhandenen Aktien aussenstehender Aktionaere der Daimler-Benz Aktiengesellschaft in Stueckaktien der Gesellschaft umzutauschen.

         Die neuen Aktien aus dem bedingten Kapital III nehmen vom Beginn des Geschaeftsjahres an am Gewinn teil, in dem die Wandlung in Aktien der Daimler-Benz Aktiengesellschaft wirksam wird. Falls die Verschmelzung mit der Daimler-Benz Aktiengesellschaft erst nach der ordentlichen Hauptversammlung der Daimler-Benz Aktiengesellschaft im Jahr 1999 in das fuer die Gesellschaft zustaendige Handelsregister eingetragen wird, sind die neuen Aktien abweichend von der vorstehenden Regelung erst ab dem 1. Januar 1999 gewinnberechtigt. Bei einer weiteren Verzoegerung der Eintragung ueber die ordentliche Hauptversammlung des Folgejahres hinaus verschiebt sich der Beginn der Gewinnberechtigung entsprechend der vorstehenden Regelung jeweils um ein Jahr.

(8)      Das Grundkapital ist um bis zu EURO 43.715.455,84, eingeteilt in bis zu
         17.100.000 Stueck auf Namen lautende Stueckaktien mit einem auf diese Aktien entfallenden anteiligen Betrag des Grundkapitals von je EURO 2,56 (gerundet), bedingt erhoeht (bedingtes Kapital IV). Diese bedingte Kapitalerhoehung wird nur insoweit durchgefuehrt, als die Inhaber von Options- und Wandlungsrechten aus der 4-1/8 %-DM Optionsanleihe von 1996/2003 der Daimler-Benz Capital (Luxemburg) AG
         ("DM-Optionsanleihe 1996/2003") und aus den nachrangigen 5-3/4%- DM-Inhaber-Teilschuldverschreibungen mit Pflichtwandlung von

         1997/2002 der Daimler-Benz Aktiengesellschaft ("DM-Pflichtwandelanleihe 1997/2002") von ihren Options- oder Wandlungsrechten nach Wirksamwerden der Verschmelzung mit der Daimler-Benz Aktiengesellschaft Gebrauch machen oder die zur Wandlung verpflichteten Inhaber der Wandelschuldverschreibungen aus der DM-Pflichtwandelanleihe 1997/2002 ihre Pflicht zur Wandlung nach Wirksamwerden der Verschmelzung mit der Daimler-Benz Aktiengesellschaft erfuellen. Die neuen Aktien aus der DM-Optionsanleihe 1996/2003 nehmen vom Beginn des Geschaeftsjahres an am Gewinn teil, in das der Ausuebungstag faellt, die neuen Aktien aus der DM-Pflichtwandelanleihe 1997/2002 vom Beginn des Geschaeftsjahres an, in dem sie ausgegeben werden.

(9) Das Grundkapital ist um bis zu EURO 40.034.154,30, eingeteilt in bis zu 15.660.000 Stueck auf Namen lautende Stueckaktien mit einem auf diese Aktien entfallenden anteiligen Betrag des Grundkapitals von je EURO 2,56 (gerundet), bedingt erhoeht (bedingtes Kapital V). Diese bedingte Kapitalerhoehung wird nur insoweit durchgefuehrt, als Inhabern der Wandelschuldverschreibungen aus der 5,9%-DM-Wandelanleihe von 1996/2006, aus der 5,3%-DM-Wandelanleihe von 1997/2007 und aus der 4,4%-Wandelanleihe von 1998/2008, die von der Daimler-Benz Aktiengesellschaft aufgrund der Ermaechtigung der Hauptversammlung vom 22. Mai 1996 in Verbindung mit der Ergaenzungsermaechtigung der Hauptversammlung vom 28. Mai 1997 begeben wurden, Wandlungsrechte zustehen und sie nach Wirksamwerden der Verschmelzung mit der Daimler-Benz Aktiengesellschaft von ihren Wandlungsrechten Gebrauch machen. Die neuen Aktien nehmen vom Beginn des Geschaeftsjahres an am Gewinn teil, in dem die Wandlung wirksam wird.

PARAGRAPH 4 AKTIENURKUNDEN

(1) Die Form und den Inhalt von Aktienurkunden, etwaigen Gewinnanteils- und Erneuerungsscheinen setzt der Vorstand mit Zustimmung des Aufsichtsrats fest. Das gleiche gilt fuer Schuldverschreibungen und Zinsscheine.

(2) Ein Anspruch der Aktionaere auf Verbriefung ihrer Aktien und Gewinnanteile ist ausgeschlossen, soweit dies gesetzlich zulaessig und nicht eine Verbriefung nach den Regeln einer Boerse erforderlich ist, an der die Aktie zugelassen ist. Die Gesellschaft ist berechtigt, Aktienurkunden auszustellen, die einzelne Aktien (Einzelaktien) oder mehrere Aktien (Sammelaktien) verkoerpern.


III.     DER VORSTAND

PARAGRAPH 5 ZUSAMMENSETZUNG

Der Vorstand besteht aus mindestens zwei Mitgliedern. Der Aufsichtsrat bestellt die Vorstandsmitglieder nach den Bestimmungen des Aktiengesetzes und des Mitbestimmungsgesetzes und bestimmt ihre Zahl.

PARAGRAPH 6 VERTRETUNG DER GESELLSCHAFT

Die Vertretung der Gesellschaft erfolgt durch zwei Vorstandsmitglieder oder ein Vorstandsmitglied gemeinschaftlich mit einem Prokuristen.


IV.      DER AUFSICHTSRAT

PARAGRAPH 7 ZUSAMMENFASSUNG, AMTSDAUER, NIEDERLEGUNG DES AMTS

(1) Der Aufsichtsrat besteht aus 20 Mitgliedern, von denen 10 Mitglieder durch die Aktionaere und 10 Mitglieder durch die Arbeitnehmer gewaehlt werden. Die Wahl erfolgt laengstens fuer die Zeit bis zur Beendigung der Hauptversammlung, die ueber die Entlastung fuer das vierte Geschaeftsjahr nach dem Beginn der Amtszeit beschliesst. Hierbei wird das Geschaeftsjahr, in dem die Amtszeit beginnt, nicht mitgerechnet. Die Hauptversammlung kann fuer Mitglieder der Aktionaere bei der Wahl eine kuerzere Amtszeit bestimmen.

(2) Jedes Mitglied des Aufsichtsrats kann sein Amt unter Einhaltung einer vierwoechigen Frist auch ohne wichtigen Grund durch schriftliche Mitteilung an den Vorsitzenden des Aufsichtsrats niederlegen. Der Vorsitzende des Aufsichtsrats oder im Falle einer Amtsniederlegung durch den Vorsitzenden sein Stellvertreter kann einer Kuerzung der Frist zustimmen.

(3) Die Amtszeit des ersten Aufsichtsrats endet mit Eintragung dieser Satzungsbestimmung in das Handelsregister der Gesellschaft.


PARAGRAPH 8 DER VORSITZENDE DES AUFSICHTSRATS UND SEINE STELLVERTRETER

(1)      Im Anschluss an die Hauptversammlung, in der die zehn
         Aufsichtsratsmitglieder der Aktionaere gewaehlt worden sind, findet eine Aufsichtsratssitzung statt, zu der es einer Einladung nicht bedarf. In dieser Sitzung waehlt der Aufsichtsrat nach dem Mitbestimmungsgesetz fuer die Dauer seiner Amtszeit aus seiner Mitte einen Vorsitzenden und einen Stellvertreter.

(2) Scheidet der Vorsitzende oder sein Stellvertreter vor Ablauf der Amtszeit aus, wird unverzueglich ein Nachfolger des Ausgeschiedenen fuer dessen restliche Amtszeit gewaehlt.

PARAGRAPH 9 AUSSCHUESSE DES AUFSICHTSRATS

(1) Im Anschluss an die Wahl des Vorsitzenden des Aufsichtsrats und des Stellvertreters bildet der Aufsichtsrat zur Wahrnehmung der in Paragraph 31 Abs. 3 Mitbestimmungsgesetz genannten Aufgabe fuer die Dauer seiner Amtszeit einen Ausschuss, dem der Vorsitzende des Aufsichtsrats, sein Stellvertreter und zwei weitere Mitglieder angehoeren, von denen je eines von den Aufsichtsratsmitgliedern der Arbeitnehmer und der Aktionaere mit der Mehrheit der abgegebenen Stimmen gewaehlt werden.

(2) Scheidet eines der weiteren Mitglieder des in Abs. 1 genannten Ausschusses vorzeitig aus, wird unverzueglich ein Nachfolger des Ausgeschiedenen fuer dessen restliche Amtszeit gewaehlt.

(3) Fuer die Neuwahlen nach Abs. 2 gelten die gleichen Vorschriften wie fuer die Wahlen nach Abs. 1.

(4) Der Aufsichtsrat kann aus seiner Mitte Ausschuesse fuer besondere Aufgaben und Befugnisse bilden. Den Ausschuessen des Aufsichtsrats koennen auch, soweit gesetzlich zulaessig, entscheidende Befugnisse des Aufsichtsrats uebertragen werden. Fuer Beschlussfassungen in den Ausschuessen gelten Paragraph 10 Abs. 6 bis 8, soweit nicht zwingende gesetzliche Vorschriften entgegenstehen; Paragraph 10 Abs. 5 findet keine Anwendung.

PARAGRAPH 10 SITZUNGEN, BESCHLUESSE UND WILLENSERKLAERUNGEN DES AUFSICHTSRATS

(1) Der Vorsitzende des Aufsichtsrats - im Fall seiner Verhinderung sein Stellvertreter - beruft die Sitzungen des Aufsichtsrats ein. Die Einberufung hat unter Einhaltung einer Frist von zwei Wochen schriftlich (auch per Telefax), fernschriftlich oder telegrafisch zu erfolgen. In ihr sind die einzelnen Gegenstaende der Tagesordnung so eindeutig anzugeben, dass bei der Sitzung abwesende Aufsichtsratsmitglieder von ihrem Recht der schriftlichen Stimmabgabe Gebrauch machen koennen. In dringenden Faellen kann die Einberufungsfrist bis auf drei Tage abgekuerzt werden.

(2) Ist ein Tagesordnungspunkt nicht ordnungsgemaess angekuendigt worden, darf hierueber nur beschlossen werden, wenn kein Aufsichtsratsmitglied widerspricht.

         Abwesenden Aufsichtsratsmitgliedern ist in einem solchen Fall Gelegenheit zu geben, binnen einer vom Vorsitzenden festzusetzenden angemessenen Frist der Beschlussfassung nachtraeglich zu widersprechen; der Beschluss wird erst wirksam, wenn die abwesenden
         Aufsichtsratsmitglieder innerhalb der Frist nicht widersprochen haben.

(3) Der Aufsichtsrat ist beschlussfaehig, wenn alle Mitglieder des Aufsichtsrats unter der zuletzt bekanntgegebenen Anschrift eingeladen wurden und mindestens zehn Aufsichtsratsmitglieder an der Beschlussfassung teilnehmen.

(4) Der Vorsitzende des Aufsichtsrats - im Fall seiner Verhinderung sein Stellvertreter - leitet die Sitzung des Aufsichtsrats und bestimmt die Reihenfolge der Verhandlungsgegenstaende sowie die Art der Abstimmung.

(5) Sind bei einer Beschlussfassung nicht saemtliche Aufsichtsratsmitglieder anwesend und lassen die fehlenden Aufsichtsratsmitglieder nicht schriftliche Stimmabgaben ueberreichen, ist die Beschlussfassung auf Antrag von mindestens zwei anwesenden Aufsichtsratsmitgliedern zu vertagen. Im Fall einer Vertagung findet die erneute Beschlussfassung, sofern keine besondere Aufsichtsratssitzung einberufen wird, in der naechsten turnusmaessigen Sitzung statt. Ein nochmaliges Minderheitsverlangen auf Vertagung ist bei einer erneuten Beschlussfassung nicht zulaessig.

         Nimmt der Vorsitzende des Aufsichtsrats an der Sitzung teil oder befindet sich ein anwesendes Aufsichtsratsmitglied im Besitz seiner schriftlichen Stimmabgabe, findet der vorstehende Unterabsatz keine Anwendung, wenn bei der Beschlussfassung die gleiche Anzahl von Aufsichtsratsmitgliedern der Aktionaere und der Arbeitnehmer persoenlich anwesend ist oder durch schriftliche Stimmabgabe an der Beschlussfassung teilnimmt oder wenn eine etwaige Ungleichheit dadurch aufgehoben wird, dass sich einzelne Aufsichtsratsmitglieder nicht an der Beschlussfassung beteiligen.

(6) Die Beschluesse werden mit einfacher Mehrheit der abgegebenen Stimmen gefasst, soweit nicht gesetzlich andere Mehrheiten vorgeschrieben sind. Bei Feststellung des Abstimmungsergebnisses werden Stimmenthaltungen nicht mitgezaehlt.

         Ergibt eine Abstimmung Stimmengleichheit, so kann jedes
         Aufsichtsratsmitglied die zweite Abstimmung verlangen. Der Vorsitzende des Aufsichtsrats - im Fall seiner Verhinderung sein Stellvertreter - bestimmt, wann die Abstimmung wiederholt wird. Ergibt sich auch bei der zweiten Abstimmung Stimmengleichheit, hat der Vorsitzende des Aufsichtsrats zwei Stimmen.

(7)      Abwesende Aufsichtsratsmitglieder koennen dadurch an der
         Beschlussfassung des Aufsichtsrats und seiner Ausschuesse teilnehmen, dass sie schriftliche Stimmabgaben durch andere Aufsichtsratsmitglieder ueberreichen lassen. Dies gilt auch fuer die zweite Stimme des Vorsitzenden des Aufsichtsrats.

(8) Der Vorsitzende des Aufsichtsratsrats - im Fall seiner Verhinderung sein Stellvertreter - kann einen Beschluss des Aufsichtsrats auch durch schriftliche (auch per Telefax), fernschriftliche oder telegrafische Abstimmung herbeifuehren, wenn kein Aufsichtsratsmitglied diesem Verfahren innerhalb einer vom Vorsitzenden bestimmten angemessenen Frist widerspricht.

(9) Der Vorsitzende des Aufsichtsrats - im Fall seiner Verhinderung sein Stellvertreter - gibt die Willenserklaerungen des Aufsichtsrats und seiner Ausschuesse ab und fuehrt deren Schriftwechsel.

(10) Ueber die Verhandlungen und Beschluesse des Aufsichtsrats sind Niederschriften anzufertigen, die vom Vorsitzenden zu unterzeichnen sind. Die Niederschrift ist allen Mitgliedern zuzuleiten.

PARAGRAPH 11 GEHEIMHALTUNGSPFLICHT DER AUFSICHTSRATSMITGLIEDER

Die Aufsichtsratsmitglieder haben Stillschweigen zu bewahren ueber vertrauliche Angaben und Geheimnisse der Gesellschaft, namentlich Betriebs- oder Geschaeftsgeheimnisse, die den Aufsichtsratsmitgliedern durch ihre Taetigkeit im Aufsichtsrat bekannt werden. Beabsichtigt ein Aufsichtsratsmitglied, Dritten Angaben insbesondere ueber Inhalt und Verlauf von Aufsichtsratssitzungen sowie vom Inhalt von Aufsichtsratsvorlagen und -beschluessen weiterzugeben, hat es vorher den Vorsitzenden des Aufsichtsrats zu unterrichten, um etwaige Meinungsverschiedenheiten ueber die Geheimhaltungspflicht zu beseitigen.

PARAGRAPH 12 AUFSICHTSRATSVERGUETUNG

Die Mitglieder des Aufsichtsrats erhalten neben dem Ersatz ihrer Auslagen-einschliesslich einer ihnen fuer die Aufsichtsratstaetigkeit zur Last fallenden Umsatzsteuer - eine feste, nach Ablauf des Geschaeftsjahres zahlbare Verguetung, die sich fuer das einzelne Mitglied auf EURO 51.129,19, fuer den Vorsitzenden auf den 2-fachen, fuer den Stellvertreter des Vorsitzenden auf den 1,5-fachen und fuer gewaehlte Mitglieder in Ausschuessen des Aufsichtsrats auf den 1,3-fachen Betrag beziffert. Darueber hinaus erhalten die Mitglieder des Aufsichtsrats fuer jede Aufsichtsratssitzung ein Sitzungsgeld von EURO 1.022,58.

V.       DIE HAUPTVERSAMMLUNG

PARAGRAPH 13 EINBERUFUNG DER HAUPTVERSAMMLUNG

(1) Die Hauptversammlung wird durch den Vorstand oder den Aufsichtsrat einberufen. Sie findet am Sitz der Gesellschaft oder an jedem anderen rechtlich nicht ausgeschlossenen Ort statt.

(2) Die Einberufung ist mindestens einen Monat vor dem Tag, bis zu dessen Ablauf sich die Aktionaere fuer die Versammlung anzumelden haben, bekanntzugeben; der Tag der Einberufung und der letzte Tag der Anmeldefrist sind hierbei nicht mitzurechnen.

PARAGRAPH 14 ORDENTLICHE HAUPTVERSAMMLUNG

Die Hauptversammlung, die ueber die Entlastung des Vorstands und Aufsichtsrats, die Verwendung des Bilanzgewinns, die Wahl des Abschlusspruefers und gegebenenfalls die Feststellung des Jahresabschlusses beschliesst (ordentliche Hauptversammlung), findet innerhalb der ersten acht Monate eines jeden Geschaeftsjahres statt.

PARAGRAPH 15 VORAUSSETZUNGEN FUER DIE TEILNAHME UND DIE STIMMRECHTSAUSUEBUNG

Zur Teilnahme an der Hauptversammlung und zur Ausuebung des Stimmrechts werden die Aktionaere zugelassen, die am Tage der Hauptversammlung im Aktienbuch der Gesellschaft eingetragen sind und die sich nicht spaeter als am dritten Tage vor der Versammlung bei der Gesellschaft angemeldet haben.

PARAGRAPH 16 STIMMRECHT

Jede Aktie gewaehrt eine Stimme.

PARAGRAPH 17 VORSITZ IN DER HAUPTVERSAMMLUNG

(1) Den Vorsitz in der Hauptversammlung fuehrt der Vorsitzende des Aufsichtsrats oder im Fall seiner Verhinderung ein von ihm bestimmtes Mitglied des Aufsichtsrats, in Ermangelung einer solchen Bestimmung das von den Aufsichtsratsmitgliedern der Aktionaere gemaess Paragraph 27 Abs. 3 Mitbestimmungsgesetz gewaehlte Mitglied. Ist keiner von diesen erschienen oder zur Leitung der Versammlung bereit, wird der Versammlungsleiter durch den Aufsichtsrat gewaehlt.

(2) Der Vorsitzende leitet die Verhandlungen und bestimmt die Reihenfolge der Verhandlungsgegenstaende sowie die Art und Form der Abstimmung.

PARAGRAPH 18 BESCHLUSSFASSUNG

(1) Die Beschluesse der Hauptversammlung werden, soweit nicht zwingende Vorschriften des Aktiengesetzes etwas Abweichendes bestimmen, mit einfacher Mehrheit der abgegebenen Stimmen gefasst. Soweit das Aktiengesetz ausserdem zur Beschlussfassung eine Mehrheit des bei der Beschlussfassung vertretenen Grundkapitals vorschreibt, genuegt, soweit dies gesetzlich zulaessig ist, die einfache Mehrheit des vertretenen Kapitals.

(2) Der Aufsichtsrat ist berechtigt, Aenderungen der Satzung, die nur die Fassung betreffen, zu beschliessen.


VI.      JAHRESABSCHLUSS UND VERWENDUNG DES BILANZGEWINNS

PARAGRAPH 19 GESCHAEFTSJAHR, RECHNUNGSLEGUNG

(1)      Das Geschaeftsjahr ist das Kalenderjahr.

(2) Der Vorstand hat in den ersten drei Monaten des Geschaeftsjahres den Jahresabschluss und den Lagebericht fuer das vergangene Geschaeftsjahr aufzustellen und dem Abschusspruefer vorzulegen. Unverzueglich nach ihrer Aufstellung hat der Vorstand den Jahresabschluss nebst Lagebericht dem Aufsichtsrat zugleich mit dem Vorschlag vorzulegen, den der Vorstand der Hauptversammlung fuer die Verwendung des Bilanzgewinns machen will.

PARAGRAPH 20 ABSCHLAGSZAHLUNG AUF DEN BILANZGEWINN

Der Vorstand ist - mit Zustimmung des Aufsichtsrats - ermaechtigt, nach Ablauf des Geschaeftsjahres auf den voraussichtlichen Bilanzgewinn einen Abschlag an die Aktionaere zu zahlen, wenn ein vorlaeufiger Abschluss fuer das vergangene

Geschaeftsjahr einen Jahresueberschuss ergibt. Als Abschlag darf hoechstens die Haelfte des Betrages gezahlt werden, der von dem Jahresueberschuss nach Abzug der Betraege verbleibt, die nach Gesetz oder Satzung in Gewinnruecklagen einzustellen sind. Ausserdem darf der Abschlag nicht die Haelfte des vorjaehrigen Bilanzgewinns uebersteigen.

PARAGRAPH 21 MASSSTAB FUER DIE GEWINNBETEILIGUNG DER AKTIONAERE

(1) Die Gewinnanteile der Aktionaere bestimmen sich nach ihren Anteilen am Grundkapital.

(2) Bei Ausgabe neuer Aktien kann eine andere Gewinnberechtigung festgesetzt werden.


VII.     BEKANNTMACHUNGEN

PARAGRAPH 22

Die Bekanntmachungen der Gesellschaft erfolgen durch Veroeffentlichung im Bundesanzeiger.


VIII.    GRUENDUNGSAUFWAND

PARAGRAPH 23

Die mit der Gruendung der Gesellschaft und der Eintragung im Handelsregister verbundenen Kosten und Steuern (insbesondere Notar- und Gerichtsgebuehren, Kosten der Veroeffentlichung, Steuern, Rechts-und Steuerberatungskosten, Gutachterkosten, Bankkosten) bis zum Betrag von insgesamt EURO 5.112,92 traegt die Gesellschaft.

                               DAIMLERCHRYSLER AG







                     MEMORANDUM AND ARTICLES OF ASSOCIATION

I.       GENERAL PROVISIONS

SECTION 1 NAME, REGISTERED OFFICE

         The name of the stock corporation is DaimlerChrysler AG. Its registered office is situated in Stuttgart.

SECTION 2 OBJECT

(1) The object of the company is to pursue, directly or indirectly, business in the fields of development, production and sale of products and rendering of services, in particular in the following lines of business:

         -        vehicles for use on land,
         - vehicles for use on water, in the air and in space and other products in the fields of transport, aerospace, space, and marine technology,
         -        engines and other technological propulsion systems,
         - plants, machinery and equipment for power generation, distribution and utilization,
         -        electrical and electronic equipment, plants and systems,
         - communication and information technology, business consultancy,
         - financial services of all kinds, insurance brokerage, and activities in the fields of media and expositions and
         -        management and development of real property.

(2) The company may take all actions and measures which serve the attainment of its objects.

(3) The company may set up domestic as well as foreign subsidiaries and acquire interests in other companies. The company may purchase, dispose of, bring under joint management and conclude inter-company agreements with other companies, or limit itself to the management of its interest. The company is authorized to, wholly or partly, drop-down its business in subsidiaries.

(4) The company may not engage directly in banking and real property transactions that are subject to license requirements.

II.      CAPITAL STOCK AND SHARES

SECTION 3 CAPITAL STOCK

(1) The capital stock of the company amounts to EURO 2,560,890,312.55 and is divided up into 1,001,733,220 no par value registered shares.

(2) The Board of Management is authorized upon the approval of the Supervisory Board to increase the capital stock in the period up to April 30, 2003 by a total of EURO 255,645,940.60 (authorized capital I) in a lump sum or in partial amounts by issuing new no par value registered shares in exchange for cash contributions. At the same time, the shareholders shall be granted stock subscription rights. The stock subscription rights of the shareholders may be excluded to the extent that residual amounts are to be offset. Furthermore, the stock subscription rights of the shareholders may be excluded to the extent that it is necessary to extend to holders of warrants or of convertible bonds or notes issued by Daimler-Benz Aktiengesellschaft or its subsidiaries, or to be issued by DaimlerChrysler AG or its subsidiaries in the future, subscription rights for new shares in the volume to which they would be entitled after exercising the warrants or conversion rights or after fulfilling conversion obligations. Finally, the stock subscription rights may be excluded to the extent that the share in capital stock allocated to the new shares exceeds neither a total of ten percent of the capital stock existing at the time when this authorized capital is registered nor a total of ten percent of the capital stock existing at the time when the new shares are issued, and providing the issue price of the new shares is not significantly lower within the meaning of sections 203 para 1, 203 para 2 and 186 para 3 sentence 4 of the German Stock Corporation Act (AKTIENGESETZ) than the market price.

(3) The Board of Management is authorized upon the approval of the Supervisory Board to increase the capital stock in the period up to April 30, 2003 by a total of EURO 25,564,594.06 (authorized capital II) in a lump sum or in partial amounts by issuing new no par value registered shares in exchange for cash contributions for the purpose of issuing employee shares. At the same time, subscription rights of the shareholders shall be excluded. The Board of Management shall determine the additional conditions of issuance of the shares upon the approval of the Supervisory Board.

(4) The capital stock shall be conditionally increased by up to EURO 102,258,376.24 divided up into up to 40,000,000 no par value registered shares with a proportionate amount of the capital stock of EURO 2.56 (rounded up) allotted to each share (conditional capital I). The conditional capital increase shall be accomplished only to the extent that the holders of option or conversion rights attached to, bonds or notes with warrants or convertible bonds or notes to be issued or guaranteed by DaimlerChrysler AG or its wholly owned direct or indirect subsidiaries by April 30, 2003 exercise their option or conversion rights, or to the extent that the holders obligated to convert convertible bonds or notes to be issued or guaranteed by DaimlerChrysler AG or its wholly owned direct or indirect subsidiaries by April 30, 2003 fulfill their conversion obligations. The new shares shall be entitled to participate in profits as of the beginning of the financial year in which such shares come into existence through the exercise of option and/or conversion rights or through the fulfillment of conversion obligations.

(5) The Board of Management is authorized upon the approval of the Supervisory Board to increase the capital stock in the period up to December 31, 1999 by a total of up to EURO 76,693,782.18 in a lump sum or in partial amounts by issuing new no par value registered shares in exchange for contributions in kind (authorized capital III). The shares shall each be issued for the proportionate amount of the capital stock allotted to the individual no par value share, i.e. for EURO 2.56 (rounded up) each. The new shares shall participate in profits as of the beginning of the financial year ending on December 31, 1998, however, if the shares are issued after the company's Ordinary General Meeting in 1999, they shall only participate in profits as of the beginning of the financial year 1999.

         The new shares are exclusively for the subscription of shareholders of Daimler-Benz Aktiengesellschaft or trustees acting on behalf of shareholders of Daimler-Benz Aktiengesellschaft. At the same time, subscription rights of the shareholders shall be excluded.

         As consideration for shares subscribed by them, the shareholders of Daimler-Benz Aktiengesellschaft have to transfer no par value bearer shares of Daimler-Benz Aktiengesellschaft to the company. The shareholder of Daimler-Benz Aktiengesellschaft or the trustee shall receive 1.005 no par value share of the company for each no par value share of Daimler-Benz Aktiengesellschaft with a proportionate amount of the capital stock of EURO 2.56 (rounded up) allotted to such a share.

         The Board of Management shall determine the additional conditions of issuance of the shares upon the approval of the Supervisory Board.

(6) In addition, the capital stock shall be conditionally increased by up to EURO 43,715,455.84 divided up into up to 17,100,000 no par value registered shares with a proportionate amount of the capital stock of EURO 2.56 (rounded up) allotted to each share (conditional capital II). This conditional capital increase is for the purpose of consummating the merger with Daimler-Benz Aktiengesellschaft. It shall be accomplished only to the extent that as a consequence of the exercise of option rights to subscription of shares of Daimler-Benz Aktiengesellschaft attached to the 4 1/8 % DM-notes with warrants of 1996/2003 of Daimler-Benz Capital (Luxembourg) AG ("DM-notes with warrants 1996/2003") and of the exercise of rights to conversion or of obligations to convert into shares of Daimler-Benz Aktiengesellschaft attached to the 5 3/4 %-DM-subordinated mandatory convertible bearer notes of 1997/2002 of Daimler-Benz Aktiengesellschaft ("DM-mandatory convertible notes 1997/2002") no par value shares of Daimler-Benz Aktiengesellschaft are issued in the period from July 1, 1998 up to the time when the merger becomes effective, if those are not exchanged into shares of the company before the time when the merger becomes effective, and that, therefore, there is a need for additional no par value shares of the company, exceeding the no par value shares created through the unconditional capital increase for the consummation of the merger with Daimler-Benz Aktiengesellschaft, in order to exchange all shares of outside shareholders of Daimler-Benz Aktiengesellschaft existing at the time when the merger becomes effective into no par value shares of the company.

         The new shares based on conditional capital II which are issued in order to be exchanged for shares of Daimler-Benz Aktiengesellschaft created through the DM-notes with warrants 1996/2003, shall participate in profits as of the beginning of the financial year which includes the "day of exercise". The new shares of the conditional capital II which are issued in order to be exchanged for shares of Daimler-Benz Aktiengesellschaft created through the DM-mandatory convertible notes 1997/2002, shall participate in profits as of the beginning of the financial year in which they are issued. In the event that the merger with Daimler-Benz Aktiengesellschaft is not entered in the Commercial Register pertaining to the company until after the Annual General Meeting of Daimler-Benz Aktiengesellschaft in 1999, the new shares shall, notwithstanding the above provision, only be entitled to participate in profits as from January 1, 1999. In the event that such registration is delayed further until after the Annual General Meeting of the following year, commencement of participation in profits shall be postponed by one year respectively in accordance with the above provision.

(7) In addition, the capital stock shall be conditionally increased by up to EURO 40,034,154.30 divided up into up to 15,660,000 no par value registered shares with a proportionate amount of the capital stock of EURO 2.56 (rounded up) allotted to each share (conditional capital
         III). This conditional capital increase is carried out for the purpose of the consummation of the merger with Daimler-Benz Aktiengesellschaft. It shall be accomplished only to the extent that the holders of the convertible bonds attached to the 5.9 %-DM-convertible bonds of 1996/2006 of Daimler-Benz Aktiengesellschaft, to the 5.3 %-DM-convertible bonds of 1997/2007 of Daimler-Benz Aktiengesellschaft, and to the 4.4 %-DM-convertible bonds of 1998/2008 Daimler-Benz Aktiengesellschaft, have rights of conversion into shares of Daimler-Benz Aktiengesellschaft, and that as a consequence of the exercise of such conversion rights in the period from July 1, 1998, up to the time, when the merger becomes effective, new no par value shares of Daimler-Benz Aktiengesellschaft are issued, which have not been exchanged for shares of the company before the time when the merger becomes effective, and that, therefore, there is a need for additional no par value shares of the company, exceeding the no par value shares created through the unconditional capital increase for the consummation of the merger with Daimler-Benz Aktiengesellschaft, in order to exchange all shares of outside shareholders of Daimler-Benz Aktiengesellschaft existing at the time when the merger becomes effective into no par value shares of the company.

         The new shares based on conditional capital III shall participate in profits as of the beginning of the financial year in which the conversion into shares of Daimler-Benz Aktiengesellschaft becomes effective. In the event that the merger with Daimler-Benz Aktiengesellschaft is not entered in the Commercial Register (Handelsregister) pertaining to the company until after the Annual General Meeting of Daimler-Benz Aktiengesellschaft in 1999, the new shares shall, notwithstanding the above provision, only be entitled to participate in profits as from January 1, 1999. In the event that such registration is delayed further until after the Annual General Meeting of the following year, commencement of participation in profits shall be postponed by one year respectively in accordance with the above provision.

(8) The capital stock shall be conditionally increased by an additional EURO 43,715,455.84, divided up into up to 17,100,000 no par value registered shares with a proportionate amount of the capital stock of EURO 2.56 (rounded up) allotted to each share (conditional capital IV). This conditional increase of capital shall be accomplished only to the extent that the holders of warrants and conversion rights attached to the 4 1/8 %-DM-notes with warrants of 1996/2003 of Daimler-Benz Capital (Luxembourg) AG ("DM-notes with warrants 1996/2003") and to the 5 3/4 %-DM-subordinated mandatory convertible bearer notes of 1997/2002 of Daimler-Benz Aktiengesellschaft ("DM-mandatory convertible notes 1997/2002") exercise their option or conversion rights after the time when the merger with Daimler-Benz Aktiengesellschaft has become effective, or to the extent that holders obligated to convert convertible notes attached to the DM-mandatory convertible notes 1997/2002 fulfill their obligation to convert such notes after the time when the merger with Daimler-Benz Aktiengesellschaft has become effective. The new shares created through the DM-notes with warrants 1996/2003 shall participate in profits as of the beginning of the financial year to which the "day of exercise" belongs, the new shares created through the DM-mandatory convertible notes 1997/2002 as of the beginning of the financial year in which they are issued.

(9) The capital stock shall be conditionally increased by EURO 40,034,154.30, divided up into up to 15,660,000 no par value registered shares with a proportionate amount of the capital stock of EURO 2.56 (rounded up) allotted to each share (conditional capital V). This conditional increase of capital shall be accomplished only to the extent that the holders of the convertible bonds attached to the 5.9 %-DM-convertible bonds of 1996/2006, to the 5.3 %-DM-convertible bonds of 1997/2007, and to the 4.4 %-DM-convertible bonds of 1998/2008, issued by Daimler-Benz Aktiengesellschaft upon the authorization of the Annual General Meeting of May 22, 1996, in conjunction with the supplementary authorization of the Annual General Meeting on May 28, 1997, have conversion rights and exercise their conversion rights after the time when the merger with Daimler-Benz Aktiengesellschaft has become effective. The new shares shall participate in profits as of the beginning of the financial year in which the conversion becomes effective.

SECTION 4 SHARE CERTIFICATES

(1) The form and contents of share certificates, dividend coupons and renewal coupons, if any, shall be determined by the Board of Management with the agreement of the Supervisory Board. The same shall apply to debentures and interest coupons.

(2) To the extent legally permissible and unless required under the rules of a stock exchange where the shares are listed, shareholders' rights to stock certificates and dividend coupons are disallowed. The company may issue share certificates, representing single shares (Einzelaktien) or several shares (Sammelaktien).

III.      THE BOARD OF MANAGEMENT

SECTION 5 COMPOSITION

The Board of Management shall consist of not less than two members. The Supervisory Board shall appoint the members of the Board of Management in accordance with the provisions of the Stock Corporation Act and the Co-determination Act (MITBESTIMMUNGSGESETZ) and shall determine their number.

SECTION 6 REPRESENTATION OF THE COMPANY

Two members of the Board of Management or one member of the Board of Management and one holder of a special power of attorney (PROKURA) shall be entitled to represent the company.


IV.       THE SUPERVISORY BOARD

SECTION 7 COMPOSITION, TERM OF OFFICE, RETIREMENT

(1) The Supervisory Board shall consist of twenty members, of whom ten shall be elected by the shareholders and ten by the employees. The appointment is for a period ending no later than the close of the General Meeting which ratifies the members' actions during the fourth financial year following the commencement of their term of office, exclusive of the financial year in which that term begins. The General Meeting may, when electing, determine a shorter period of office for the members elected by the shareholders.

(2) Any member of the Supervisory Board may, by giving four weeks' notice in writing to the Chairman of the Supervisory Board, resign even without showing good cause. The Chairman of the Supervisory Board, or in the event that the Chairman resigns from office, his deputy, may grant consent to a reduction of the period.

(3) The term of office of the first Supervisory Board shall expire upon entry of this provision in the Commercial Register (HANDELSREGISTER).

SECTION 8 CHAIRMAN AND DEPUTY CHAIRMAN OF THE SUPERVISORY BOARD

(1) Following the General Meeting at which the ten shareholders' representatives on the Supervisory Board are elected, a meeting of the Supervisory Board shall take place, to which an invitation need not be issued. At this meeting, the Supervisory Board shall, in accordance with the Co-determination Act, appoint a Chairman and a Deputy Chairman from its members for the duration of its term of office.

(2) If the Chairman or the Deputy Chairman resign before the expiration of their term of office, a successor shall be elected without delay for the remainder of the term.

SECTION 9 COMMITTEES OF THE SUPERVISORY BOARD

(1) Following the election of the Chairman and Deputy Chairman of the Supervisory Board, the Supervisory Board shall elect a committee for the duration of its term of office pursuant to its obligations under section 31, sub-section 3 of the Co-determination Act, which shall include the Chairman and the Deputy Chairman of the Supervisory Board and two further members, one to be elected by the employees' representatives on the Supervisory Board from their members and one by the shareholders' representatives from their members, by a majority of the votes cast.

(2) If one of the further members of the committee mentioned in sub-clause 1 resigns prematurely, a successor shall be elected without delay for the remainder of that member's term of office.

(3) Elections under sub-clause 2 shall be subject to the same regulations as elections under sub-clause 1.

(4) The Supervisory Board may form committees from its members entrusted with special tasks or powers. To the extent permitted by law, the powers of the Supervisory Board to pass resolutions may also be exercised by such committees. For resolutions in the committees, clause 10, sub-clauses 6 to 8 shall apply, save as otherwise required by binding statutory provisions; clause 10, sub-clause 5 shall not apply.


SECTION 10 MEETINGS, RESOLUTIONS AND STATEMENTS OF INTENT OF THE SUPERVISORY
BOARD

(1) Meetings of the Supervisory Board shall be convened by the Chairman of the Supervisory Board or his Deputy if the Chairman is unable to do so. Meetings shall be called in writing (including by telefax), by telex or by telegram, with two weeks' notice. The individual items on the agenda shall be stated with such clarity as to allow members of the Supervisory Board not present at the meeting to make use of their right to a vote in writing. In urgent cases, the required notice of meeting may be shortened to three days.

(2) If due notice has not been given of an item on the agenda, a resolution may be passed only if no member of the Supervisory Board objects.

         Absent members of the Supervisory Board shall be given the opportunity to object to the resolution within a reasonable period to be decided by the Chairman; the resolution shall only become effective if the absent members of the Supervisory Board have not objected within the specified period.

(3) A quorum of the Supervisory Board shall be constituted when notices have been issued to all its members at their last known address and at least ten members of the Supervisory Board participate in passing the resolution.

(4) The Chairman of the Supervisory Board, or his Deputy if the Chairman is unable to do so, shall preside as Chairman at meetings of the Supervisory Board and shall decide the order of items on the agenda and the manner of voting.

(5) If, when a resolution is to be passed, the members of the Supervisory Board are not present in their entirety, and if those members not present do not submit a written vote, the resolution shall be postponed if at least two of the members present so request. In the event of postponement and if a special meeting of the Supervisory Board is not convened, the resolution shall be deferred to the next regular meeting. On the second occasion, a minority request for postponement shall not be permissible.

         If the Chairman of the Supervisory Board is present at the meeting or if one of the members present is in possession of his written vote, the above sub-clause shall not apply when the number of shareholders' representatives on the Supervisory Board present in person or submitting a written vote equals the number of employees' representatives or when an inequality is offset by the abstention of certain Supervisory Board members from the voting.

(6) Resolutions shall be passed by a simply majority of votes cast unless other forms of majority are required by law. In determining the result of the vote, abstentions shall not be counted.

         In the event of an equality of votes, any member of the Supervisory Board may request that a second vote take place. The Chairman, or the Deputy Chairman should the Chairman be unable to do so, shall decide when the vote is to be repeated. If the second vote, also, results in an equality of votes, the Chairman of the Supervisory Board shall have a second or casting vote.

(7) Members of the Supervisory Board who are not present may participate in a resolution of the Supervisory Board and its committees by submitting a written vote via other members. This shall also apply to the second vote of the Chairman of the Supervisory Board.

(8) The Chairman of the Supervisory Board, or the Deputy Chairman should the Chairman be unable to do so, may also arrange for the voting on a resolution of the Supervisory Board to take place in writing (including by telefax), by telex or by telegram if no member of the Supervisory Board objects to this procedure within an appropriate period to be decided by the Chairman.

(9) The Chairman of the Supervisory Board, or the Deputy Chairman if the Chairman is unable to do so, shall issue the statements of intent of the Supervisory Board and its committees and conduct their correspondence.

(10) Minutes of the Supervisory Board's discussions and resolutions shall be prepared and signed by the Chairman. The minutes shall be forwarded to all members.

SECTION 11 DUTY OF SECRECY OF MEMBERS OF THE SUPERVISORY BOARD

The members of the Supervisory Board shall be bound to secrecy in respect of confidential information and company secrets, in particular business or trade secrets which become known to members of the Supervisory Board through their activities on the Supervisory Board. If a member of the Supervisory Board intends to pass on to third parties information, particularly about the proceedings of a meeting of the Supervisory Board or the contents of documents and resolutions of the Supervisory Board, he shall give prior notice to the Chairman of the Supervisory Board in order to exclude any possible differences of opinion in construing the duty of secrecy.

SECTION 12 REMUNERATION OF THE SUPERVISORY BOARD

The members of the Supervisory Board shall receive, in addition to reimbursement of their expenses (including the costs of any value added tax incurred by them as a consequence of their office), a fixed remuneration to be paid after the close of the financial year. The remuneration shall amount to EURO 51,129.19, for the individual member, twice this amount for the Chairman, 1.5 times this amount for the Deputy Chairman and 1.3 times this amount for members elected to committees of the Supervisory Board. Furthermore, the members of the Supervisory Board shall receive a flat fee of EURO 1,022.58 for each meeting of the Supervisory Board.

V.       THE GENERAL MEETING

SECTION 13 CONVENING OF GENERAL MEETINGS

(1) General Meetings shall be convened by the Board of Management or the Supervisory Board. General Meetings shall take place at the registered office of the company or at any other location not excluded by law.

(2) Notice of the meeting shall be given at least one month prior to the last day on which the shareholders have to register for the General Meeting. The term of notice shall be calculated exclusive of the day on which notice is given and the last day of the period of registration.

SECTION 14 THE ANNUAL GENERAL MEETING

The General Meeting which ratifies the actions of the Board of Management and the Supervisory Board, and approves the disposition of Unappropriated Profit, the appointment of the auditor and, if applicable, the audited financial statements (Annual General Meeting), shall take place within the first eight months of each financial year.

SECTION 15 REQUIREMENTS FOR PARTICIPATION AND THE EXERCISE OF VOTING RIGHTS

Those shareholders who are registered in the share register on the day of the General Meeting and who have notified the company no later than on the third day before the General Meeting shall be entitled to participate in General Meetings and to exercise voting rights.


SECTION 16 VOTING RIGHTS

Each share represents one vote.

SECTION 17 CHAIRMANSHIP OF GENERAL MEETINGS

(1) The Chairman of the Supervisory Board shall preside as chairman at General Meetings. If he is unable to do so, the Meeting shall be chaired by a member of the Supervisory Board appointed by the Chairman or, failing such appointment, the member elected by the shareholders' representatives on the Supervisory Board in accordance with Section 27 sub-section 3 of the Co-determination Act. If none of the above-mentioned is present or none agrees to chair the meeting, the Chairman of the Meeting shall be elected by the Supervisory Board.

(2) The Chairman shall preside over the proceedings and decide the order of business and the manner of voting.

SECTION 18 RESOLUTIONS

(1) Resolutions shall be passed at General Meetings by a simple majority of votes cast, save as otherwise required by binding provisions of the Stock Corporation Act. If the Stock Corporation Act also requires that a resolution be passed by a majority of the capital stock represented at the Meeting, a simple majority of the capital represented shall suffice, provided this is permitted by law.

(2) Changes to the Memorandum and Articles of Association which affect merely the form of words may be passed by resolution of the Supervisory Board.


VI.      FINANCIAL STATEMENTS AND DISPOSITION OF THE UNAPPROPRIATED PROFIT

SECTION 19 FINANCIAL YEAR, ACCOUNTING

(1)      The financial year is the calendar year.

(2) The Board of Management shall prepare the financial statements and the business review of the previous financial year during the first three months of the financial year and submit them to the auditor. Upon preparation, the Board of Management shall immediately submit to the Supervisory Board the financial statements and the business review together with the proposal for disposition of the Unappropriated Profit which the Board of Management intends to put before the General Meeting.

SECTION 20 INTERIM DISTRIBUTION OF THE UNAPPROPRIATED PROFIT

Following the end of the financial year, the Board of Management is - with the approval of the Supervisory Board - permitted to make an interim payment to the shareholders with respect to the foreseeable Unappropriated Profit, if a preliminary closing of the Financial Statements of the past financial year shows a profit for the year. The maximum to be paid is half of the amount which remains of the Unappropriated Profit for the year after deducting the amounts which, pursuant to law or to the Memorandum and Articles of Association, must be transferred to the disclosed reserves. Furthermore, the interim payment shall not exceed one half of the previous year's Unappropriated Profit.

SECTION 21 CRITERIA FOR THE SHAREHOLDERS' PARTICIPATION IN PROFITS

(1) The dividends paid to shareholders shall be proportional to their shares in the stock capital.

(2) When new shares are issued, a different entitlement to profits may be specified.


VII.     ANNOUNCEMENTS

SECTION 22
Announcements of the company shall be published in the Federal Gazette (Bundesanzeiger).

VIII.    EXPENSES OF FORMATION

SECTION 23
Expenses and taxes incurred in connection with the formation of the company and its registration in the Commercial Register (in particular notary and court fees, expenses for announcements, taxes, legal and tax consultants' fees, expenses for experts, bank fees) shall be borne by the company up to an amount of EURO 5,112.92 in total.